UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):         April 20, 2015

SYSTEMATIC MOMENTUM  FUTURESACCESS LLC
(Exact name of registrant as specified in its charter)

Delaware	0-52505	30-0408280
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Merrill Lynch Alternative Investments LLC
250 Vesey Street, 11th Floor
New York, NY 10080
(Address and Zip Code of principal executive offices)

Registrant’s telephone number, including area code:  (609) 274-5838

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.  Submission of Matters to a Vote of Security Holders.

Merrill Lynch Alternative Investments LLC (“MLAI”) is the sponsor and manager of Systematic Momentum FuturesAccess LLC (the “Fund”).

On or about February 6, 2015, MLAI furnished to the holders of limited liability company interests in the Fund (the “security holders”) a Consent Solicitation Statement and Written Consent of Investors with respect to the security holders taking action without a meeting (the “Consent Solicitation”).  The record date for the Consent Solicitation was December 31, 2014 (the “Record Date”), as of which the Fund had 185,072,501.563 Common Units of beneficial interest held by approximately 3,201 holders of record (the “Units”), all of whom were also beneficial owners. As of the Record Date, the total net asset value of the Fund was $219,498,369.

The Consent Solicitation sought the consent of the security holders to: (i) approve the substitution of FRM Investment Management (USA) LLC (formerly known as Pine Grove Asset Management LLC), which forms a part of the Man FRM investment division of Man Group plc, for MLAI as the manager of the Fund (the “Manager Substitution”); and (ii) approve and adopt  amendments to the Third Amended and Restated Limited Liability Company Operating Agreement of the Fund (the “Amendment”).  The Consent Solicitation closed on April 20, 2015. Investors holding Units representing a majority of the net asset value of the Fund approved both of the proposals.  The final results of the Consent Solicitation are set forth below.  Subject to the satisfaction of certain customary closing conditions, it is expected that the Manager Substitution will close on or about May 1, 2015.

1.	The approval of the Manager Substitution, based on the net asset value represented by the Units:

Votes For	Votes Against	Abstentions	Non-Voting
$113,147,343	$1,390,161	$3,058,402	$101,902,463

2.	The approval and adoption of the Amendment, based on the net asset value represented by the Units:

Votes For	Votes Against	Abstentions	Non-Voting
$112,820,939	$1,439,775	$3,335,192	$101,902,463

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYSTEMATIC MOMENTUM FUTURESACCESS LLC

By:	Merrill Lynch Alternative Investments LLC
its Manager

By:	/s/ Barbra E. Kocsis
	Name:	Barbra E. Kocsis
	Position:	Chief Financial Officer

Date:  April 24, 2015